Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this amended Registration Statement of Global Crossing Airlines Group, Inc. (the “Company”) on Form S-1 to be filed on August 27, 2021 of our report dated March 19, 2021, except for footnotes 1, 2, 3, and 12 to which our report date is July 15, 2021, with respect to our audit of the financial statements of Global Crossing Airlines Group, Inc. as of December 31, 2020 and 2019, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey
August 27, 2021